Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Second Quarter EPS of $0.79

•	Net earnings of $183.0 million, or $0.79 per diluted share, compared to net earnings of $137.7 million, or $0.61 per diluted share

•	Deliveries of 6,015 homes – up 21%

•	New orders of 7,271 homes – up 18%; new orders dollar value of $2.6 billion – up 28%

•	Backlog of 8,073 homes – up 18%; backlog dollar value of $2.9 billion – up 23%

•	Revenues of $2.4 billion – up 32%

•	Lennar Homebuilding operating earnings of $292.8 million, compared to $234.5 million – up 25%:

•	Operating metrics in this segment exceeded the Company’s previously stated goals:
•Gross margin on home sales of 23.8%
•S,G&A expenses as a % of revenues from home sales of 10.0%
•Operating margin on home sales of 13.8%

•	Lennar Financial Services operating earnings of $39.1 million, compared to $18.3 million

•	Rialto operating earnings (net of noncontrolling interests) of $7.6 million, compared to $13.4 million

•	Lennar Multifamily operating loss of $8.7 million, compared to $7.2 million

•	Lennar Homebuilding cash and cash equivalents of $639 million

•	Increased the credit facility to $1.6 billion and reduced the interest rate

•	Issued $500 million of 4.75% senior notes due May 2025

•	Lennar Homebuilding debt to total capital, net of cash and cash equivalents, of 47.5%

(more)

2-2-2
Miami, June 24, 2015 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its second quarter ended May 31, 2015. Second quarter net earnings attributable to Lennar in 2015 were $183.0 million, or $0.79 per diluted share, compared to second quarter net earnings attributable to Lennar in 2014 of $137.7 million, or $0.61 per diluted share.
Stuart Miller, Chief Executive Officer of Lennar Corporation, said, "The homebuilding market continued its steady improvement throughout our second quarter. Driven by higher wages and employment, reasonable affordability levels, supply shortages and favorable monthly payment comparisons to rentals, the homebuilding market is well positioned for multi-year growth ahead."
Mr. Miller continued, "Our core homebuilding business had gross and operating margins of 23.8% and 13.8% in the second quarter, respectively, which exceeded our previously stated guidance. Our average sales price of homes delivered increased to $348,000, the highest in the Company’s history, from $326,000 in the first quarter of 2015 and $322,000 in the second quarter of 2014. Our new home deliveries and new order sales dollar value increased 21% and 28% in the second quarter, respectively, compared to the same period last year. Our sales backlog dollar value increased 23% from the second quarter of last year to approximately $2.9 billion, keeping us well positioned going forward.
Complementing our homebuilding business, our Financial Services segment continued its strong performance by increasing its earnings to $39.1 million in the second quarter from $18.3 million in the second quarter of 2014. Our Financial Sevices business benefited from a stronger refinance market and an increase in purchase volume as a result of increased Lennar home deliveries and an expanded retail presence.
As the mortgage market remains constrained, our extensive pipeline of rental properties continues to benefit from increasing rental rates and historically high occupancy levels. While our maturing rental business has not yet turned a consistent profit, we believe our pipeline of future projects of $6 billion at quarter-end positions this segment to become a meaningful contributor to our earnings in the future.
Our Rialto segment generated $7.6 million of income and continues to emerge as a best-in-class asset manager. Rialto’s fund investments are poised for strong long-term returns and its mortgage conduit business continues to produce steady, current earnings."
Mr. Miller concluded, "We continue to execute our carefully-crafted strategy across all of our businesses. While our homebuilding business continues to be the primary driver of our quarterly earnings, we are in an excellent position across our multiple platforms and anticipate that our ancillary businesses will continue to further define themselves going forward."

3-3-3
RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2015 COMPARED TO
THREE MONTHS ENDED MAY 31, 2014
Lennar Homebuilding
Revenues from home sales increased 30% in the second quarter of 2015 to $2.1 billion from $1.6 billion in the second quarter of 2014. Revenues were higher primarily due to a 20% increase in the number of home deliveries, excluding unconsolidated entities, and an 8% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 5,989 homes in the second quarter of 2015 from 4,976 homes in the second quarter of 2014. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $348,000 in the second quarter of 2015 from $322,000 in the second quarter of 2014. Sales incentives offered to homebuyers were $21,500 per home delivered in the second quarter of 2015, or 5.8% as a percentage of home sales revenue, compared to $20,300 per home delivered in the second quarter of 2014, or 5.9% as a percentage of home sales revenue, and $21,800 per home delivered in the first quarter of 2015, or 6.3% as a percentage of home sales revenue.
Gross margins on home sales were $495.9 million, or 23.8%, in the second quarter of 2015, compared to $409.6 million, or 25.5%, in the second quarter of 2014. Gross margin percentage on home sales decreased primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered. Gross margin on home sales in the second quarter of 2014 included $9.6 million of insurance recoveries and other nonrecurring items, which represented 60 basis points in that period.
Gross profits on land sales were $3.5 million in the second quarter of 2015, compared to $5.6 million in the second quarter of 2014.
Selling, general and administrative expenses were $209.0 million in the second quarter of 2015, compared to $173.1 million in the second quarter of 2014. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.0% in the second quarter of 2015, from 10.8% in the second quarter of 2014 primarily due to improved operating leverage as a result of an increase in home deliveries.
Lennar Homebuilding equity in earnings from unconsolidated entities was $6.5 million in the second quarter of 2015, compared to $0.4 million in the second quarter of 2014. In the second quarter of 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $11.6 million primarily related to the sale of a commercial property and homesites to third parties by El Toro, one of the Company's unconsolidated entities, partially offset by the Company's share of net operating losses of various Lennar Homebuilding unconsolidated entities.

4-4-4
Lennar Homebuilding other income (expense), net, totaled ($0.2) million in the second quarter of 2015, compared to $2.3 million in the second quarter of 2014.
Lennar Homebuilding interest expense was $57.7 million in the second quarter of 2015 ($53.2 million was included in cost of homes sold, $0.6 million in cost of land sold and $3.8 million in other interest expense), compared to $49.2 million in the second quarter of 2014 ($38.6 million was included in cost of homes sold, $0.3 million in cost of land sold and $10.3 million in other interest expense). Interest expense increased primarily due to an increase in the Company's outstanding debt and an increase in home deliveries, partially offset by an increase in qualifying assets eligible for interest capitalization and lower borrowing costs.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $39.1 million in the second quarter of 2015, compared to $18.3 million in the second quarter of 2014. The increase in profitability was primarily due to an increase in mortgage originations driven by a stronger refinance market and an increase in purchase volume as a result of increased Lennar home deliveries and an expanded retail presence. The increase in volume also benefited the title operations.
Rialto
Operating earnings for the Rialto segment were $7.6 million in the second quarter of 2015 (which included $6.9 million of operating earnings and an add back of $0.7 million of net loss attributable to noncontrolling interests), compared to operating earnings of $13.4 million (which was comprised of a $3.7 million operating loss and an add back of $17.1 million of net loss attributable to noncontrolling interests) in the second quarter of 2014.
Revenues in this segment were $67.9 million in the second quarter of 2015, compared to $54.4 million in the second quarter of 2014. Revenues increased primarily due to an increase in securitization revenue and interest income from Rialto Mortgage Finance ("RMF") and the receipt of $4.8 million of advanced distributions with regard to Rialto's carried interests in Rialto Real Estate Fund, LP ("Fund I") and Rialto Real Estate Fund II, LP ("Fund II") in order to cover income tax obligations resulting from allocations of taxable income due to Rialto's carried interests in these funds. This increase was partially offset by a decrease in interest income as a result of a decrease in the portfolio of loans Rialto owns because of loan collections, resolutions and real estate owned ("REO") foreclosures.
Expenses in this segment were $67.5 million in the second quarter of 2015, compared to $79.6 million in the second quarter of 2014. Expenses decreased primarily due to a decrease in loan impairments of $32.3 million, partially offset by an increase in other general and administrative expenses and RMF securitization expenses.

5-5-5
Rialto equity in earnings from unconsolidated entities was $7.3 million and $17.9 million in the second quarter of 2015 and 2014, respectively, primarily related to the segment's share of earnings from the Rialto real estate funds. The decrease in equity in earnings was related to marking up certain assets in the Rialto real estate funds to a lesser degree in the second quarter of 2015 than in the same period last year.
In the second quarter of 2015, Rialto other expense, net, was $0.9 million, which consisted primarily of expenses related to owning and maintaining REO, $2.4 million of impairments on REO and other expenses, partially offset by net realized gains on the sale of REO of $4.5 million and rental and other income. In the second quarter of 2014, Rialto other income, net, was $3.6 million, which consisted primarily of net realized gains on the sale of REO of $14.2 million and rental and other income, partially offset by expenses related to owning and maintaining REO, $1.2 million of impairments on REO and other expenses.
Lennar Multifamily
Operating loss for the Lennar Multifamily segment was $8.7 million in the second quarter of 2015, compared to $7.2 million in the second quarter of 2014. In both the second quarter of 2015 and 2014, the operating loss primarily related to general and administrative expenses, partially offset by management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $50.2 million, or 2.1% as a percentage of total revenues, in the second quarter of 2015, compared to $38.3 million, or 2.1% as a percentage of total revenues, in the second quarter of 2014.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $1.6 million and ($15.1) million in the second quarter of 2015 and 2014, respectively. Net earnings attributable to noncontrolling interests during the second quarter of 2015 were primarily attributable to a strategic transaction by one of Lennar Homebuilding's consolidated joint ventures that impacted noncontrolling interest by $2.3 million, partially offset by a net loss related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC. Net loss attributable to noncontrolling interests during the second quarter of 2014 was primarily related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

6-6-6
SIX MONTHS ENDED MAY 31 2015 COMPARED TO
SIX MONTHS ENDED MAY 31, 2014
Lennar Homebuilding
Revenues from home sales increased 27% in the six months ended May 31, 2015 to $3.5 billion from $2.7 billion in 2014. Revenues were higher primarily due to a 20% increase in the number of home deliveries, excluding unconsolidated entities, and a 6% increase in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 10,290 homes in the six months ended May 31, 2015 from 8,573 homes in the six months ended May 31, 2014. There was an increase in home deliveries in all of the Company's Homebuilding segments and Homebuilding Other. The average sales price of homes delivered increased to $339,000 in the six months ended May 31, 2015 from $320,000 in the six months ended May 31, 2014. Sales incentives offered to homebuyers were $21,600 per home delivered in the six months ended May 31, 2015, or 6.0% as a percentage of home sales revenue, compared to $20,700 per home delivered in the six months ended May 31, 2014, or 6.1% as a percentage of home sales revenue.
Gross margins on home sales were $820.6 million, or 23.5%, in the six months ended May 31, 2015, compared to $695.7 million, or 25.3%, in the six months ended May 31, 2014. Gross margin percentage on home sales decreased primarily due to an increase in land costs, partially offset by an increase in the average sales price of homes delivered. Gross margin on home sales in the six months ended May 31, 2014 included $15.1 million of insurance recoveries and other nonrecurring items, which represented 60 basis points in that period.
Gross profits on land sales totaled $15.6 million in the six months ended May 31, 2015, compared to $21.7 million in the six months ended May 31, 2014.
Selling, general and administrative expenses were $369.4 million in the six months ended May 31, 2015, compared to $308.2 million in the six months ended May 31, 2014. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 10.6% in the six months ended May 31, 2015, from 11.2% in the six months ended May 31, 2014 primarily due to improved operating leverage as a result of an increase in home deliveries as well as a decrease in insurance reserves.
Lennar Homebuilding equity in earnings from unconsolidated entities was $35.4 million in the six months ended May 31, 2015, compared to $5.4 million in the six months ended May 31, 2014. In the six months ended May 31, 2015, Lennar Homebuilding equity in earnings from unconsolidated entities included $43.0 million primarily related to sales of approximately 660 homesites and a commercial property to third parties by El Toro, one of the Company's unconsolidated entities, partially offset by the Company's share of net operating losses of various Lennar Homebuilding unconsolidated entities. In the six months ended May 31, 2014, Lennar Homebuilding equity in earnings from unconsolidated entities included $4.7 million primarily related to third-party land sales by one of the Company's unconsolidated entities.

7-7-7
Lennar Homebuilding other income, net, totaled $6.1 million in the six months ended May 31, 2015, compared to $5.2 million in the six months ended May 31, 2014.
Lennar Homebuilding interest expense was $95.7 million in the six months ended May 31, 2015 ($86.8 million was included in cost of homes sold, $1.0 million in cost of land sold and $7.9 million in other interest expense), compared to $90.2 million in the six months ended May 31, 2014 ($65.0 million was included in cost of homes sold, $2.2 million in cost of land sold and $23.0 million in other interest expense). Interest expense increased primarily due to an increase in the Company's outstanding debt and an increase in home deliveries, partially offset by an increase in qualifying assets eligible for interest capitalization and lower borrowing costs.
Lennar Financial Services
Operating earnings for the Lennar Financial Services segment were $54.6 million in the six months ended May 31, 2015, compared to $22.8 million in the six months ended May 31, 2014. The increase in profitability was primarily due to an increase in mortgage originations driven by a stronger refinance market and an increase in purchase volume as a result of increased Lennar home deliveries and an expanded retail presence. The increase in volume also benefited the title operations.
Rialto
Operating earnings for the Rialto segment were $12.2 million in the six months ended May 31, 2015 (which included $9.7 million of operating earnings and an add back of $2.5 million of net loss attributable to noncontrolling interests), compared to operating earnings of $15.9 million (which is comprised of a $0.2 million operating loss and an add back of $16.1 million of net loss attributable to noncontrolling interests) in the six months ended May 31, 2014.
Revenues in this segment were $109.1 million in the six months ended May 31, 2015, compared to $101.3 million in the six months ended May 31, 2014. Revenues increased primarily due to an increase in securitization revenue and interest income from RMF and the receipt of $11.3 million of advanced distributions with regard to Rialto's carried interests in Fund I and Fund II in order to cover income tax obligations resulting from allocations of taxable income due to Rialto's carried interests in these funds. This increase was partially offset by a decrease in interest income as a result of a decrease in the portfolio of loans Rialto owns because of loan collections, resolutions and REO foreclosures.
Expenses in this segment were $108.3 million in the six months ended May 31, 2015, compared to $127.2 million in the six months ended May 31, 2014. Expenses decreased primarily due to a decrease in loan impairments of $37.8 million, partially offset by an increase in other general and administrative expenses, RMF securitization expenses and interest expense.

8-8-8
Rialto equity in earnings from unconsolidated entities was $10.0 million and $23.3 million in the six months ended May 31, 2015 and 2014, respectively, primarily related to the segment's share of earnings from the Rialto real estate funds. The decrease in equity in earnings was related to marking up certain assets in the Rialto real estate funds to a lesser degree in the six months ended May 31, 2015 than in the same period last year.
In the six months ended May 31, 2015, Rialto other expense, net, was $1.1 million, which consisted primarily of expenses related to owning and maintaining REO, $5.0 million of impairments on REO and other expenses, partially offset by net realized gains on the sale of REO of $7.7 million and rental and other income. In the six months ended May 31, 2014, Rialto other income, net, was $2.4 million, which consisted primarily of net realized gains on the sale of REO of $23.7 million and rental and other income, partially offset by expenses related to owning and maintaining REO, $3.5 million of impairments on REO and other expenses.
Lennar Multifamily
Operating loss for the Lennar Multifamily segment was $14.4 million in the six months ended May 31, 2015, compared to $13.4 million in the six months ended May 31, 2014. In both the six months ended May 31, 2015 and 2014, the operating loss primarily related to general and administrative expenses, partially offset by management fee income.
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $93.9 million, or 2.3% as a percentage of total revenues, in the six months ended May 31, 2015, compared to $76.4 million, or 2.4% as a percentage of total revenues, in the six months ended May 31, 2014.
Noncontrolling Interests
Net earnings (loss) attributable to noncontrolling interests were $3.5 million and ($13.3) million in the six months ended May 31, 2015 and 2014, respectively. Net earnings attributable to noncontrolling interests during the six months ended May 31, 2015 were primarily attributable to a strategic transaction by one of Lennar Homebuilding's consolidated joint ventures that impacted noncontrolling interest by $2.3 million and earnings related to consolidated joint ventures. Net loss attributable to noncontrolling interests during the six months ended May 31, 2014 were primarily related to the FDIC's interest in the portfolio of real estate loans that the Company acquired in partnership with the FDIC.

9-9-9
OTHER TRANSACTIONS
Credit Facility
In April 2015, the Company amended its unsecured revolving credit facility (the “Credit Facility”) to reduce the current interest rate on $1.18 billion of the Credit Facility from LIBOR plus 2.00% to LIBOR plus 1.75%, increase the maximum potential borrowings from $1.5 billion to $1.6 billion and extend the maturity on $1.18 billion of the Credit Facility from June 2018 to June 2019. The $1.6 billion includes a $263 million accordion feature, subject to additional commitments.
Debt Transactions
In February 2015, the Company issued an additional $250 million of its 4.50% senior notes due November 2019. The net proceeds were used for working capital and general corporate purposes.
In April 2015, the Company issued $500 million of 4.75% senior notes due May 2025. The Company used the net proceeds, together with cash on hand, to retire its $500 million of 5.60% senior notes due May 2015 for 100% of the outstanding principal amount, plus accrued and unpaid interest.

10-10-10
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s largest builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto segment is a vertically integrated asset management platform focused on investing throughout the commercial real estate capital structure. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our belief that the homebuilding market is well positioned for multi-year growth and our belief regarding the drivers of such growth, our belief regarding our multifamily project pipeline and that it positions our Lennar Multifamily segment to become a meaningful contributor to our earnings in the future, our belief that Rialto’s fund investments are poised for strong long-term returns and our belief that we are in excellent positions across all our platforms and that our ancillary businesses will continue to further define themselves going forward. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include increases in operating costs, including costs related to real estate taxes, construction materials, labor and insurance, and our ability to manage our cost structure, both in our Lennar Homebuilding and Lennar Multifamily businesses; a slowdown in the recovery of real estate markets across the nation, or any downturn in such markets, including a slowdown or downturn in the multifamily rental market; unfavorable or unanticipated losses in legal proceedings that substantially exceed our expectations; decreased demand for our homes or Lennar Multifamily rental properties, and our inability to successfully sell our apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; a decline in the value of the land and home inventories we maintain or possible future write-downs of the carrying value of our real estate assets; the inability of the Rialto segment to profit from the investments it makes; reduced availability of mortgage financing and increased interest rates; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K, for the fiscal year ended November 30, 2014. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Wednesday, June 24, 2015. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3836 and entering 5723593 as the confirmation number.
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11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2015	2014	2015	2014
Revenues:
Lennar Homebuilding	$2,115,812	1,634,785	3,557,470	2,866,170
Lennar Financial Services	169,885	111,016	294,712	187,968
Rialto	67,931	54,393	109,128	101,348
Lennar Multifamily	38,976	18,551	75,433	26,354
Total revenues	$2,392,604	1,818,745	4,036,743	3,181,840

Lennar Homebuilding operating earnings	$292,789	234,511	500,433	396,729
Lennar Financial Services operating earnings	39,053	18,293	54,580	22,758
Rialto operating earnings (loss)	6,881	(3,677)	9,689	(173)
Lennar Multifamily operating loss	(8,706)	(7,180)	(14,388)	(13,379)
Corporate general and administrative expenses	(50,207)	(38,317)	(93,861)	(76,429)
Earnings before income taxes	279,810	203,630	456,453	329,506
Provision for income taxes	(95,226)	(81,013)	(154,952)	(126,924)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	184,584	122,617	301,501	202,582
Less: Net earnings (loss) attributable to noncontrolling interests	1,568	(15,102)	3,522	(13,254)
Net earnings attributable to Lennar	$183,016	137,719	297,979	215,836

Average shares outstanding:
Basic	202,991	202,000	202,961	201,977
Diluted	231,041	228,009	230,679	227,821

Earnings per share:
Basic	$0.89	0.67	1.45	1.06
Diluted (1)	$0.79	0.61	1.30	0.95

Supplemental information:
Interest incurred (2)	$76,232	69,682	146,491	135,600

EBIT (3):
Net earnings attributable to Lennar	$183,016	137,719	297,979	215,836
Provision for income taxes	95,226	81,013	154,952	126,924
Interest expense	57,678	49,200	95,709	90,184
EBIT	$335,920	267,932	548,640	432,944

(1)
Diluted earnings per share includes an add back of interest of $2.0 million and $4.0 million for both the three and six months ended May 31, 2015 and 2014, respectively, related to the Company's 3.25% convertible senior notes.

(2)	Amount represents interest incurred related to Lennar Homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2015	2014	2015	2014
Lennar Homebuilding revenues:
Sales of homes	$2,081,113	1,605,366	3,484,681	2,745,597
Sales of land	34,699	29,419	72,789	120,573
Total revenues	2,115,812	1,634,785	3,557,470	2,866,170

Lennar Homebuilding costs and expenses:
Cost of homes sold	1,585,259	1,195,751	2,664,055	2,049,929
Cost of land sold	31,204	23,786	57,229	98,858
Selling, general and administrative	209,019	173,106	369,373	308,211
Total costs and expenses	1,825,482	1,392,643	3,090,657	2,456,998
Lennar Homebuilding operating margins	290,330	242,142	466,813	409,172
Lennar Homebuilding equity in earnings from unconsolidated entities	6,494	394	35,393	5,384
Lennar Homebuilding other income (expense), net	(217)	2,262	6,116	5,151
Other interest expense	(3,818)	(10,287)	(7,889)	(22,978)
Lennar Homebuilding operating earnings	$292,789	234,511	500,433	396,729

Lennar Financial Services revenues	$169,885	111,016	294,712	187,968
Lennar Financial Services costs and expenses	130,832	92,723	240,132	165,210
Lennar Financial Services operating earnings	$39,053	18,293	54,580	22,758

Rialto revenues	$67,931	54,393	109,128	101,348
Rialto costs and expenses	67,506	79,604	108,287	127,180
Rialto equity in earnings from unconsolidated entities	7,328	17,939	9,992	23,293
Rialto other income (expense), net	(872)	3,595	(1,144)	2,366
Rialto operating earnings (loss)	$6,881	(3,677)	9,689	(173)

Lennar Multifamily revenues	$38,976	18,551	75,433	26,354
Lennar Multifamily costs and expenses	47,260	25,549	89,221	39,476
Lennar Multifamily equity in loss from unconsolidated entities	(422)	(182)	(600)	(257)
Lennar Multifamily operating loss	$(8,706)	(7,180)	(14,388)	(13,379)

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)

	At or for the Three Months Ended May 31,
Deliveries:	2015	2014	2015	2014	2015	2014
	Homes		Dollar Value		Average Sales Price
East	2,189	1,859	$648,307	533,991	$296,000	287,000
Central	951	831	301,339	233,438	317,000	281,000
West	1,353	985	624,042	418,136	461,000	425,000
Southeast Florida	519	374	184,839	129,268	356,000	346,000
Houston	636	600	182,633	166,152	287,000	277,000
Other	367	338	157,391	130,711	429,000	387,000
Total	6,015	4,987	$2,098,551	1,611,696	$349,000	323,000
Of the total homes delivered listed above, 26 homes with a dollar value of $17.4 million and an average sales price of $671,000 represent home deliveries from unconsolidated entities for the three months ended May 31, 2015, compared to 11 home deliveries with a dollar value of $6.3 million and an average sales price of $575,000 for the three months ended May 31, 2014.

New Orders:	Homes		Dollar Value		Average Sales Price
East	2,589	2,182	$777,847	629,410	$300,000	288,000
Central	1,217	1,045	398,694	305,069	328,000	292,000
West	1,756	1,307	818,981	558,602	466,000	427,000
Southeast Florida	590	523	204,984	169,456	347,000	324,000
Houston	684	753	203,386	206,223	297,000	274,000
Other	435	373	185,542	154,083	427,000	413,000
Total	7,271	6,183	$2,589,434	2,022,843	$356,000	327,000
Of the total new orders listed above, 24 homes with a dollar value of $17.7 million and an average sales price of $737,000 represent new orders from unconsolidated entities for the three months ended May 31, 2015, compared to 12 new orders with a dollar value of $8.6 million and an average sales price of $714,000 for the three months ended May 31, 2014.

	At or for the Six Months Ended May 31,
Deliveries:	2015	2014	2015	2014	2015	2014
	Homes		Dollar Value		Average Sales Price
East	3,797	3,253	$1,105,127	925,964	$291,000	285,000
Central	1,632	1,353	506,079	373,253	310,000	276,000
West	2,279	1,717	1,006,702	723,427	442,000	421,000
Southeast Florida	897	672	315,337	231,075	352,000	344,000
Houston	1,097	1,038	307,563	288,271	280,000	278,000
Other	615	563	261,581	217,430	425,000	386,000
Total	10,317	8,596	$3,502,389	2,759,420	$339,000	321,000
Of the total homes delivered listed above, 27 homes with a dollar value of $17.7 million and an average sales price of $656,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2015, compared to 23 home deliveries with a dollar value of $13.8 million and an average sales price of $601,000 for the six months ended May 31, 2014.

New Orders:	Homes		Dollar Value		Average Sales Price
East	4,569	3,828	$1,379,443	1,100,028	$302,000	287,000
Central	2,129	1,811	685,369	523,196	322,000	289,000
West	2,946	2,146	1,346,565	937,311	457,000	437,000
Southeast Florida	940	889	329,408	289,104	350,000	325,000
Houston	1,204	1,313	349,109	362,906	290,000	276,000
Other	770	661	328,321	272,408	426,000	412,000
Total	12,558	10,648	$4,418,215	3,484,953	$352,000	327,000
Of the total new orders listed above, 50 homes with a dollar value of $30.0 million and an average sales price of $600,000 represent new orders from unconsolidated entities for the six months ended May 31, 2015, compared to 24 new orders with a dollar value of $15.0 million and an average sales price of $625,000 for the six months ended May 31, 2014.

14-14-14
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	Homes		Dollar Value		Average Sales Price
	May 31,
Backlog:	2015	2014	2015	2014	2015	2014
East	2,984	2,543	$945,152	777,063	$317,000	306,000
Central	1,458	1,102	490,007	346,958	336,000	315,000
West	1,658	1,045	777,451	471,574	469,000	451,000
Southeast Florida	619	824	228,748	274,163	370,000	333,000
Houston	937	944	267,415	255,720	285,000	271,000
Other	417	400	180,390	224,717	433,000	562,000
Total	8,073	6,858	$2,889,163	2,350,195	$358,000	343,000
Of the total homes in backlog listed above, 90 homes with a backlog dollar value of $52.1 million and an average sales price of $579,000 represent the backlog from unconsolidated entities at May 31, 2015, compared to 5 homes with a backlog dollar value of $3.7 million and an average sales price of $736,000 at May 31, 2014.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately, have operations located in:
East: Florida(1), Georgia, Maryland, New Jersey, North Carolina, South Carolina and Virginia
Central: Arizona, Colorado and Texas(2)
West: California and Nevada
Southeast Florida: Southeast Florida
Houston: Houston, Texas
Other: Illinois, Minnesota, Oregon, Tennessee and Washington

(1)	Florida in the East reportable segment excludes Southeast Florida, which is its own reportable segment.

(2)	Texas in the Central reportable segment excludes Houston, Texas, which is its own reportable segment.

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2015	2014	2014
Lennar Homebuilding debt	$5,291,136	4,690,213	4,683,438
Stockholders' equity	5,138,738	4,827,020	4,399,344
Total capital	$10,429,874	9,517,233	9,082,782
Lennar Homebuilding debt to total capital	50.7%	49.3%	51.6%

Lennar Homebuilding debt	$5,291,136	4,690,213	4,683,438
Less: Lennar Homebuilding cash and cash equivalents	638,992	885,729	627,615
Net Lennar Homebuilding debt	$4,652,144	3,804,484	4,055,823
Net Lennar Homebuilding debt to total capital (1)	47.5%	44.1%	48.0%

(1)
Net Lennar Homebuilding debt to total capital is a non-GAAP financial measure defined as net Lennar Homebuilding debt (Lennar Homebuilding debt less Lennar Homebuilding cash and cash equivalents) divided by total capital (net Lennar Homebuilding debt plus stockholders' equity). The Company believes the ratio of net Lennar Homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in Lennar Homebuilding operations. However, because net Lennar Homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.